Exhibit 99.1

LAVA Medtech Acquisition Corp. Announces Liquidation

Waltham, MA, April 28, 2023 – LAVA Medtech Acquisition Corp. (NASDAQ: LVAC) (the “Company”) announced today that the board of directors of the Company (the “Board”) has elected to abandon and not implement the extension that was approved by stockholders on April 25, 2023, because despite significant efforts to identify and complete an initial business combination, the Board does not believe that the Company will be able to complete an initial business combination on favorable terms even with the extension. In making its decision, the Board has carefully considered the costs, benefits, and risks of prolonging the Company’s life, including the current adverse market conditions and increased regulatory uncertainty around SPACs.

As a result, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Certificate of Incorporation (the “Amended Charter”), effective as of April 29, 2023, and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.42 (without giving effect to any interest that may be withdrawn to pay for taxes).

As of April 29, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after April 29, 2023.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding Class B common stock issued prior to the Company’s initial public offering.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs and reasonable assumptions of management, and actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements after the date of this release, except as required by law.

Contact

LAVA Medtech Acquisition Corp.
Tel: (781) 530-3868
Email: info@lavamedtechacquisition.com
Website: www.lavamedtechacquisition.com